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                                                                    Exhibit 23.2

The Board of Directors
SUPERVALU INC.:

We consent to incorporation by reference in this registration statement of SUPERVALU INC. on Form S-4 of our reports dated April 5, 1999, relating to the consolidated balance sheet of SUPERVALU INC. and subsidiaries as of February 27, 1999, and the related consolidated statement of earnings, stockholders' equity, and cash flows for the fiscal year then ended, and the related schedules, which reports appear in the 1999 annual report on Form 10-K of SUPERVALU INC., and to the reference to our firm under the heading "EXPERTS" in this registration statement of SUPERVALU INC. on Form S-4.

/s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
July 28, 1999